Urstadt Biddle Properties Inc.
Acquires a 66.67% interest in a 193,000 Square foot grocery anchored shopping center in Carmel, New York (Putnam County) and a 100% interest in 32,000 square feet of retail and office space in Katonah, New York (Westchester County)

For further information
Contact:                 Willing L. Biddle, COO,
John T. Hayes, CFO or
James Aries, Director of Acquisitions
Urstadt Biddle Properties Inc.
(203) 863-8200

GREENWICH, CONNECTICUT – April 19, 2010…Urstadt Biddle Properties Inc. (NYSE:  UBA and UBP) announced today that last week it acquired two properties in its core marketplace.  On April 16, 2010, the Company, through a wholly owned subsidiary, acquired a 66.67% equity interest in the Putnam Plaza Shopping Center; a 193,000 square foot grocery anchored shopping center in Carmel, New York, located in Putnam County for $6.2 million, inclusive of closing costs.  At closing the joint venture borrowed $21.0 million secured by a first mortgage on the property.  The mortgage has an initial term of five years at a fixed interest rate of 6.2% with a five year extension right.  The Company’s investment was funded with borrowings on its unsecured line of credit. Located on the heavily traveled Route 6 corridor, the property is the dominant shopping center in Carmel, New York and is anchored by a 62,000 square foot Hannaford Brothers Supermarket.  Other tenants in the shopping center include: NY Sports Club, Rite-Aid, Radio Shack, Starbucks Coffee and Dress Barn.  Urstadt Biddle Properties Inc. will be the exclusive leasing and management agent for the property.

On April 14, 2010, the Company, through a wholly owned subsidiary, purchased three contiguous mixed use neighborhood retail and office properties totaling 32,000 square feet in the affluent Hamlet of Katonah, New York located in the Town of Bedford, Westchester County, for $8.6 million, inclusive of closing costs.  The properties were acquired with available cash and borrowings under the Company’s unsecured line of credit.  There are no mortgages on the properties.  The Katonah properties are located in the main shopping thoroughfare in downtown Katonah, walking distance from the Metro North Commuter Railroad station and in close proximity to Interstate 684, a major commuter highway.  They contain a mix of quality local retailers, including a Mrs. Green’s Natural Food Market. In addition there is 14,000 square feet of upscale office space on the second floor of the properties.

Willing Biddle, president of Urstadt Biddle Properties, said “we are pleased to be able to complete these two acquisitions in this very competitive acquisition market in our core marketplace.  The addition of the Carmel property gives the Company a majority ownership of the most dominant grocery anchored shopping center in Carmel, and when coupled with our ownership of the Shop Rite anchored center in Carmel, gives the Company the ownership of a majority of the grocery anchored shopping center space in Carmel.”

Mr. Biddle continued, “the Katonah acquisition represents the largest group of buildings under common ownership in Katonah, New York, one of Westchester County’s more affluent communities.  Katonah draws retail traffic from surrounding communities and is a Hamlet of Bedford, New York, which has one of the nation’s highest average household incomes.  The properties were developed in 1985 by a local architect, are of high quality construction, and are within walking distance from the train station.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of a publicly traded company.  UBP owns or has interests in 48 properties containing approximately 4.2 million square feet of space.  UBP has paid 161 consecutive quarters of uninterrupted dividends to its shareholders since its inception in 1969.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.